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                              FIRST AMENDMENT OF
                               RIGHTS AGREEMENT

     THIS AMENDMENT (this "Amendment") of the Rights Agreement (as defined below) is made and entered into as of the 7th day of June 2001, by and between Unit Corporation, a Delaware corporation (the "Company"), and Mellon Shareholder Services L.L.C., successor to Chemical Bank as "Rights Agent" under the Rights Agreement.

                                  RECITALS:

     WHEREAS, on May 19, 1995, the Board of Directors of the Company declared a dividend of one stock purchase right (a "Right") for each outstanding share of common stock, $.20 par value (the "Common Stock") of the Company to the stockholders of record at the close of business on May 31, 1995, with each Right entitling the registered holder to purchase from the Company one one-hundredth of a share of the Series A Junior Preferred Stock of the Company (the "Preferred Stock"), or a combination of securities and assets of equivalent value, at a purchase price of $12.00 per Right, subject to adjustment (the description and terms of the Rights are set forth in a Rights Agreement, dated as of May 19, 1995 (the "Rights Agreement") between the Company and Chemical Bank as Rights Agent; and

     WHEREAS, in light of subsequent developments in connection with the Company and also in connection with rights agreements generally, the Board of Directors deems it advisable and in the best interests of the Company and its stockholders to amend certain provisions of the Rights Agreement; and

     WHEREAS, no Person (as such term is defined in the Rights Agreement) has become an Acquiring Person, and

     WHEREAS, the Company desires to amend the Rights Agreement as set forth below;

     NOW, THEREFORE, the undersigned, in consideration of the premises, covenants and agreements contained herein and in the Rights Agreement, and other good, sufficient and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, do hereby agree as follows:

     Each of the following sections or provisions of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

   (A). The definition of Rights Agent is amended to reflect Mellon Shareholder Services L.L.C. to be the Rights Agent.

   (B). The definition of an "Acquiring Person", as defined in Section 1, is amended to read as follows:

          "Acquiring Person" shall mean any Person who or which, alone or together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of more than 15% of the Common Shares then outstanding, but shall not include the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any of its Subsidiaries, or any Person holding Common Shares for or pursuant to the terms of any such employee benefit plan;


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     provided, however, that (i) if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person" became the Beneficial Owner of a number of Common Shares such that the Person would otherwise qualify as an "Acquiring Person" inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned a percentage of Common Shares that would otherwise cause such Person to be an "Acquiring Person" or (B) such Person was aware of the extent of its Beneficial Ownership of Common Shares but had no actual knowledge of the consequences of such Beneficial Ownership under this Agreement) and without any intention of changing or influencing control of the Company, then such Person shall not be deemed to be or to have become an "Acquiring Person" for any purposes of this Agreement unless and until such Person shall have failed to divest itself, as soon as practicable (as determined, in good faith, by the Board of Directors of the Company), of Beneficial Ownership of a sufficient number of Common Shares so that such Person would no longer otherwise qualify as an "Acquiring Person"; and (ii) no Person shall become an "Acquiring Person" as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of Common Shares beneficially owned by such Person to more than 15% of the Common Shares then outstanding, provided, however, that if a Person shall become the Beneficial Owner of more than 15% of the Common Shares then outstanding by reason of such share acquisitions by the Company and shall thereafter become the Beneficial Owner of any additional Common Shares (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), then such Person shall be deemed to be an "Acquiring Person" unless upon becoming the Beneficial Owner of such additional Common Shares such Person dies and does not beneficially own more then 15% of the Common Shares then outstanding.

   (C). The definition of "Purchase Price", as defined in Section 1, is amended to read as follows:

          "Purchase Price" with respect to each Right shall mean $70.00, as such amount may from time to time be adjusted as provided herein, and shall be payable in lawful money of the United States of America. All references herein to the Purchase Price shall mean the Purchase Price as in effect at the time in question.

   (D). Section 21(j) is amended by inserting the word "Rights" before the word "Agent" each time the word "Agent" appears in the second sentence thereof.

   (E). Section 24(a) is amended to read as follows:

          SECTION 24. Redemption and Termination. (a) The Board of Directors of the Company may, at its option, at any time prior to the earlier of (i) the time a Person has become an Acquiring Person and (ii) the Expiration Date, order the redemption of all, but not fewer than all, the then outstanding Rights at the Redemption Price (the date of such redemption being the "Redemption Date"), and the Company, at its option, may pay the Redemption Price either in cash or Common Shares or other securities of the Company deemed by the Board of Directors of the Company, in the exercise of its sole discretion, to be at least equivalent in value to the Redemption Price.

   (F). Section 26 is amended to read as follows:

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          SECTION 26.  Supplements and Amendments.  At any time prior to the
     Distribution Date and subject to the last sentence of this Section 26, the Company may, and the Rights Agent shall if the Company so directs, supplement or amend any provision of this Rights Agreement (including, without limitation, the date on which the Distribution Date shall occur, the time during which the Rights may be redeemed pursuant to Section 24 or any provision of the Certificate of Designation) without the approval of any holder of the Rights. Without limiting the foregoing, the Company may at any time prior to such time as any Person becomes an Acquiring Person amend this agreement to (a) specifically exempt any Person from being or being deemed to be an Acquiring Person, subject to such terms and conditions as the Company deems appropriate, (b) fix an expiration date later than the date set forth in Section 7 hereof or (c) increase the Purchase Price. From and after the Distribution Date and subject to applicable law, the Company may, and the Rights Agent shall if the Company so directs, amend this Rights Agreement without the approval of any holders of Right Certificates (i) to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision of this Rights Agreement or (ii) to make any other provisions in regard to matters or questions arising hereunder which the Company may deem necessary or desirable and which shall not adversely affect the interests of the holders of Right Certificates (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person). Any supplement or amendment adopted during any period after any Person has become an Acquiring Person but prior to the Distribution Date shall be null and void unless such supplement or amendment could have been adopted under the prior sentence from and after the Distribution Date. Any supplement or amendment to this Rights Agreement duly approved by the Company that does not amend Sections 19, 20, 21 or 22 in a manner adverse to the Rights Agent shall become effective immediately upon execution by the Company, whether or not also executed by the Rights Agent. In addition, notwithstanding anything to the contrary contained in this Rights Agreement, no supplement or amendment to this Rights Agreement shall be made which (a) reduces the Redemption Price (except as required by Section 12(a)) or (b) provides for an earlier Expiration Date.

   (G). Section 28(b) is amended to read as follows:

          (b) Except as explicitly otherwise provided in this Rights Agreement, the Board of Directors of the Company shall have the exclusive power and authority to administer this Rights Agreement and to exercise all rights and powers specifically granted to the Board of Directors of the Company or to the Company, or as may be necessary or advisable in the administration of this Rights Agreement, including, without limitation, the right and power to (i) interpret the provisions of this Rights Agreement and (ii) make all determinations deemed necessary or advisable for the administration of this Rights Agreement (including, without limitation, a determination to redeem or not redeem the Rights or to amend this Rights Agreement and whether there is an Acquiring Person). All such actions, calculations, determinations and interpretations which are done or made by the Board of Directors of the Company in good faith shall be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights and all other parties.

     This Amendment shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

     This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

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     Except as hereby amended, the Rights Agreement shall remain in full force and effect.

     This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, without regard to principles of conflict of laws.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

Unit Corporation                  Mellon Shareholder Services
                                  L.L.C.

______________________________    ____________________________
By: John G. Nikkel                By:
Its: President                    Its:




































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